EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sanmina-SCI Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-108942, 333-104692, 333-100236, 333-87946, 333-84704, 333-83110, 333-75616, 333-64294, 333-39930, 333-79259, 333-112605, 333-23565, 333-112605, and 333-61042) on Forms S-3 and S-8 of Sanmina-SCI Corporation of our report dated January 3, 2007, with respect to the consolidated balance sheets of Sanmina-SCI Corporation and subsidiaries (the Company) as of September 30, 2006 and October 1, 2005 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as September 30, 2006, and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in this annual report on Form 10-K of Sanmina-SCI Corporation for the fiscal year ended September 30, 2006.

Our report dated January 3, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2006, expresses our opinion that Sanmina-SCI Corporation did not maintain effective internal control over financial reporting as of September 30, 2006, because of the effect of a material weakness on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that the material weakness is comprised of:  (i) Inadequate segregation of responsibilities and oversight between the compensation administration function and stock administration function, each of which were administered outside of the oversight of the finance organization; (ii) Inadequate supervision and training for personnel involved in the stock option granting process; (iii) Inadequate policies and procedures regarding maintenance of records supporting the granting activities, grant date, and authorization of equity based transactions; and (iv) Inadequate documentation of stock option granting procedures and practices, inadequate policies and procedures to address the determination of the measurement date and exercise price of equity awards, and inadequate policies to identify the individuals who have authority to grant equity awards.

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements as of October 1, 2005 and for each of the years in the two-year period ended October 1, 2005 have been restated.  As discussed in Note 3, to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, and the Company changed its method of accounting for conditional asset retirement obligations upon adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143.”

/s/ KPMG LLP
Mountain View, California
January 3, 2007